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Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TransMontaigne Announces Results For The Three and Nine Months Ended March 31, 2004
and Schedules Conference Call

Wednesday, May 12, 2004	Immediate Release

        Denver, Colorado—TransMontaigne Inc. (AMEX:TMG) today announced financial results for the three and nine months ended March 31, 2004. The Company today filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

For the Three and Nine Months Ended
March 31, 2004 and 2003
(000s, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Income Statement Data
Revenues	$3,133,430	$2,342,475	$7,858,166	$6,111,070
Net operating margins:(1)
Supply, distribution and marketing	42,174	44,959	62,319	43,647
Terminals, pipelines, and tugs and barges	13,056	12,550	42,916	34,223
Operating income(2)	38,138	41,585	55,310	33,842
Earnings before income taxes	30,620	36,102	32,342	23,354
Net earnings	18,372	22,380	19,405	13,179
Net earnings attributable to common stockholders	17,681	21,385	17,332	10,194
Net earnings per common share—basic	0.45	0.55	0.44	0.26
Non-GAAP Performance Measure
Adjusted operating income(3)	$13,091	$16,268	$48,016	$39,715
Cash Flow Activities
Net cash provided by (used in) operating activities	$24,931	$123,464	$(15,742)	$105,223
Net cash provided by (used in) investing activities	1,142	(144,955)	(12,258)	(161,206)
Net cash provided by (used in) financing activities	(32,870)	41,841	9,770	51,445
	March 31, 2004	June 30, 2003
Balance Sheet Data
Working capital(4)	$104,442	$63,946
Long-term debt	200,000	200,000

(1)
Net operating margins represent revenues, less product costs and other direct costs and expenses.

(2)
Operating income represents net operating margins, less selling, general and administrative expenses, lower of cost or market write-downs on product linefill and tank bottom volumes, corporate relocation and transition expenses, and depreciation and amortization.

(3)
See Supplement B for reconciliation of adjusted operating income to operating income and earnings before income taxes.

(4)
Working capital represents current assets less current liabilities.

        Reported revenues for the three months ended March 31, 2004 were approximately $3.1 billion, as compared to approximately $2.3 billion for the comparable period in the prior year. The increase in revenues is due to an increase in commodity prices coupled with an increase in delivered volumes. Net operating margins for the three months ended March 31, 2004 were approximately $55.2 million compared to approximately $57.5 million for the three months ended March 31, 2003. Net earnings for the three months ended March 31, 2004, were approximately $18.4 million, as compared to approximately $22.4 million for the three months ended March 31, 2003. Net operating margins and net earnings for both periods were impacted by inventory gains recognized, inventory gains deferred, and lower of cost or market write-downs. TransMontaigne believes that "adjusted net operating margins" and "adjusted operating income," which eliminate the impact of these inventory adjustments, are useful measures to evaluate and compare performance between reporting periods. Supplement B provides information about how we derive "adjusted operating income" and potential limitations of adjusted operating income as a measure of financial performance. Supplement B also provides a reconciliation of adjusted operating income to the most directly comparable financial measures calculated and presented in accordance with GAAP.

        Our adjusted net operating margins for the supply, distribution and marketing segment for the three months ended March 31, 2004 were approximately $11.4 million, as compared to $14.2 million during the three months ended March 31, 2003. The decrease of approximately $2.8 million for the current fiscal period was due principally to decreases in light oils, supply management services and trading activities aggregating approximately $5.7 million, offset by increases in heavy oils of approximately $2.9 million from the Coastal Fuels assets. The decrease in light oils of approximately $2.3 million is due principally to limited "basis" opportunities in the bulk markets. The decrease in supply management services of approximately $0.8 million is due principally to reduced margins realized on retail price management contracts. The decrease in trading activities of approximately $2.6 million is due principally to losses incurred on positions taken in anticipation of declining commodity prices. The increase in heavy oils results from the Coastal Fuels assets, which we acquired on February 28, 2003. Our adjusted net operating margins for the supply, distribution and marketing segment for the nine months ended March 31, 2004 and 2003, were approximately $37.8 million and $35.1 million, respectively. The increase of approximately $2.7 million for the current fiscal period was due principally to increases in heavy oils of approximately $7.8 million from the Coastal Fuels assets and approximately $1.9 million in trading activities, offset by decreases in light oils of approximately $5.2 million and approximately $1.8 million in supply management services.

        The net operating margins from our terminals, pipelines, tugs and barges were approximately $13.1 million for the three months ended March 31, 2004, as compared to approximately $12.6 million for the three months ended March 31, 2003. The increase of approximately $0.5 million is due principally to an increase of approximately $2.5 million from the Coastal Fuels assets, offset by a decrease of approximately $2.0 million from our historical facilities. The decrease in net operating margins from our historical facilities is due to a decrease in revenues of approximately $1.0 million principally at our Brownsville and Upper River facilities combined with an approximately $1.0 million increase in direct operating costs and expenses. The net operating margins from our terminals, pipelines, tugs and barges for the nine months ended March 31, 2004 and 2003, were approximately $42.9 million and $34.2 million, respectively. The increase of approximately $8.7 million is due principally to an increase of approximately $10.4 million from the Coastal Fuels assets, offset by a decrease of approximately $1.7 million from our historical facilities.

        Selling, general and administrative expenses for the three months ended March 31, 2004 and 2003, were approximately $11.3 million and $10.4 million, respectively. Selling, general and administrative expenses for the nine months ended March 31, 2004 and 2003, were approximately $32.7 million and $28.5 million, respectively. Selling, general and administrative expenses were in line with expectations for the current fiscal period. The increase in selling, general and administrative expenses for the current fiscal periods as compared to the prior fiscal period is due principally to increases in wages and employee benefits due to higher head count and property and casualty insurance expenses due to higher insurance premiums.

        Our average delivered volumes under our various sales arrangements are as follows (in barrels per day):

	Three Months Ended		Nine Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Rack sales	115,000	137,000	124,000	129,000
Contract sales	231,000	148,000	204,000	119,000
Supply management services contracts	27,000	13,000	24,000	12,000
Bulk sales	453,000	354,000	388,000	368,000

Total	826,000	652,000	740,000	628,000

Conference Call

        TransMontaigne Inc. also announced today that it has scheduled a conference call for Monday, May 17, 2004 at 11:00 a.m. (EDT) regarding the above information. Analysts, investors and other interested parties are invited to listen to management's presentation of the Company's results and supplemental financial information by accessing the call as follows:

(888) 273-9889
Ask for:
TransMontaigne

        A playback of the conference call will be available from 2:30 p.m. (EDT) on Monday, May 17, 2004 until 11:59 p.m. (EDT) on Monday, May 24, 2004 by calling:

USA: 800-475-6701
International: 320-365-3844
Access Code: 731633

        TransMontaigne Inc. is a refined petroleum products distribution and supply company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company's principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) supply management services, supply, distribution and marketing. The Company's customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available 24 hours a day, 7 days a week on the Company's web site: www.transmontaigne.com

Forward-Looking Statements

        This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

Supplement A

TRANSMONTAIGNE INC. AND SUBSIDIARIES

        Our CEO reviews our financial performance using a non-GAAP financial performance measure that we refer to as "adjusted operating income"(1) for purposes of making operating decisions, allocating resources and assessing financial performance. Adjusted operating income excludes recurring items that are included in the most comparable GAAP measure. Therefore, the use of adjusted operating income may be subject to limitations compared to the use of the most comparable GAAP measure.(2) Nevertheless, TransMontaigne's management believes that adjusted operating income is an appropriate financial performance measure for evaluating TransMontaigne's performance and operating its business.(3) Our adjusted operating income is as follows (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Terminals, Pipelines, and Tugs and Barges(4)
Historical facilities	$8,856	$10,874	$30,841	$32,547
Coastal Fuels assets(5)	4,200	1,676	12,075	1,676

Adjusted net operating margins	13,056	12,550	42,916	34,223

Supply, Distribution and Marketing(6)
Light oils	5,801	8,109	18,241	23,479
Heavy oils(5)	5,416	2,489	10,282	2,489
Supply management services	2,743	3,530	9,223	11,070
Trading activities, net	(2,582)	30	6	(1,925)

Adjusted net operating margins	11,378	14,158	37,752	35,113

Total adjusted net operating margins	24,434	26,708	80,668	69,336
Selling, general and administrative expenses	(11,343)	(10,440)	(32,658)	(28,546)
Corporate relocation and transition	—	—	—	(1,449)
Dividend income	—	—	6	374

Adjusted Operating Income(1)(2)(3)	$13,091	$16,268	$48,016	$39,715

(1)
Adjusted operating income is composed of our adjusted operating margins for each of our business segments offset by selling, general and administrative expenses and corporate relocation and transition expenses and increased by dividend income. Adjusted operating income differs from operating income as determined in accordance with GAAP in the treatment of our inventories-discretionary volumes, the exclusion of depreciation and amortization expense, and the inclusion of dividend income.

(2)
The presentation of adjusted operating income should not be used exclusively as an alternative to operating income as determined in accordance with GAAP as an indicator of our operating performance. As a result of the implementation of EITF 02-03, our inventories—discretionary volumes are carried at the lower of cost (FIFO) or market, while our corresponding derivative and risk management contracts are marked to market. As a result, if prices are increasing during the end of a quarter, we are likely to report significant losses on derivative and risk management contracts and significant deferred gains on discretionary inventory volumes held for immediate sale or exchange at the end of that quarter and report significant gains on our beginning inventories-discretionary volumes held for immediate sale or exchange when they are sold in the following quarter. Adjusted operating income treats our inventories-discretionary volumes held for immediate sale or exchange and our derivative and risk management contracts on a mark-to-market basis. As discussed in (3), below, management believes that adjusted operating income is a useful measure to evaluate TransMontaigne's performance. However, adjusted operating income excludes items that are included in the most comparable GAAP measure, which may limit the usefulness of adjusted operating income for some purposes compared to the most comparable GAAP measure.

  For example, adjusted operating income excludes depreciation and amortization expense. The exclusion of depreciation and amortization expense from adjusted operating income could be viewed as limiting the usefulness of the adjusted operating income as a performance measure because it does not account in current periods for the implied reduction in value of our capital assets, such as storage tanks and barges, caused by aging and wear and tear. Management compensates for this limitation by recognizing that depreciation and amortization are largely offset by repair and maintenance costs, which keep the actual value of our principal fixed assets from declining. These maintenance costs are a component of direct operating costs and expenses that are included in adjusted net operating margins and adjusted operating income.

  Adjusted operating income also does not reflect the implied expenses reported for lower of cost or market write-downs on base operating inventory volumes that may be reported in periods of declining commodity prices. Base operating inventory volumes are product volumes that must remain in the common carrier pipeline systems we use to transport our product to our terminals. The exclusion of these write-downs could be viewed as limiting the usefulness of adjusted operating income as a performance measure because declines in the market value of this product are not taken into account in current results. Management compensates for this limitation by recognizing that these volumes must remain in the common carrier system in order for our terminals and pipelines to function. TransMontaigne would sell or dispose of these volumes only in connection with the sale, closure or significant decrease in the nature and scope of our supply, distribution and marketing business. Consequently, these base operating inventory volumes are, in management's view, more like a fixed asset than inventory held for sale in the ordinary course of business.

(3)
Adjusted operating income treats our inventories-discretionary volumes held for immediate sale or exchange and our derivative and risk management contracts on a mark-to-market basis. As discussed above, EITF 02-03 changed GAAP to require that we report the value of our inventories-discretionary volumes at the lower of cost or market, while our corresponding derivative and risk management contracts are marked to market. As a result, if prices are increasing during the end of a quarter, under GAAP we are likely to report significant losses on derivative and risk management contracts and significant deferred gains on discretionary inventory volumes held for immediate sale or exchange at the end of that quarter and report significant gains on our beginning inventories-discretionary volumes held for immediate sale or exchange when they are sold in the following quarter.

  Adjusted operating income may, however, be limited as a measure of financial performance because it does not use the lower of cost or market method of accounting for our inventories-discretionary volumes held for immediate sale or exchange. The lower of cost or market method prevents the recognition of gains from commodity price increases prior to realization of gains on the actual sale of inventory and, therefore, is considered to be a more conservative method of valuing inventory. TransMontaigne believes that this limitation is compensated for by the deep and active market for refined petroleum products, which makes market prices readily available and permits product to be readily sold, as well as by the high rate of turnover of TransMontaigne's inventory.

  We believe that adjusted operating income is useful to investors because it adjusts the treatment of our inventories in calculating adjusted operating income so that our inventories-discretionary volumes held for immediate sale or exchange are reflected at fair value, which matches the treatment of our derivative and risk management contracts. Because our inventories-discretionary volumes are composed of refined petroleum products, which are commodities with established trading markets and readily ascertainable market prices, we believe that the financial performance of the supply, distribution and marketing segment can be appropriately evaluated using the mark-to-market method rather than the lower-of-cost-or-market method of accounting for our inventories-discretionary volumes held for immediate sale or exchange. Adjusted operating income permits us to measure and analyze the financial performance of TransMontaigne's overall business, which involves the use of risk management contracts to reduce commodity price risk on product inventories and focuses on producing income through supply, distribution and marketing activities. Therefore, by including the effects of changes in the fair value of our inventories-discretionary volumes held for immediate sale or exchange in adjusted operating income in the period in which the fair value actually changes, we believe that adjusted operating income gives investors a useful indication of TransMontaigne's financial performance. We manage the commodity price risk associated with our inventories-discretionary volumes held for immediate sale or exchange through the use of NYMEX futures contracts that are closely related to our actual inventory positions. Because the NYMEX contracts settle daily, global commodity price risk in our inventory position is managed, and changes in commodity prices are not likely to distort the financial performance of the Company. Because refined petroleum product commodity prices can be volatile, some investors may consider this alternative measure of performance to be useful because changes in commodity prices would be less likely to distort the financial performance of the Company.

  Our working capital credit facility also uses a measure substantially identical to adjusted operating income to measure compliance with our financial covenants.

(4)
Our "adjusted net operating margins" for the terminals, pipelines, and tugs and barges segment are composed of revenues, less direct operating costs and expenses. There are no differences between "adjusted net operating margins" for our terminals, pipelines, and tugs and barges segment and the net operating margins for that segment in our historical financial statements.

(5)
The acquisition of both Coastal Fuels Marketing, Inc. and Coastal Tug and Barge, Inc. closed on February 28, 2003, and accordingly, the adjusted net operating margins attributable to those activities are included only from the date of acquisition.

(6)
For our supply, distribution and marketing segment, "adjusted net operating margins" are composed of revenues less, cost of product sold and other direct costs and expenses. For purposes of computing our "adjusted net operating margins" for the supply, distribution and marketing segment, cost of product sold is reflected at market value, which matches the treatment of our derivative and risk management contracts. Additionally, for purposes of computing our "adjusted net operating margins," our discretionary inventories—base operating volumes are maintained at original cost. The differences between "adjusted net operating margins" for the supply, distribution and marketing segment and the net operating margins reported for that segment in our historical financial statements are presented in the accompanying Supplement B.

Supplement B

TRANSMONTAIGNE INC. AND SUBSIDIARIES
Reconciliation of "Adjusted Operating Income" to Earnings Before Income Taxes

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Adjusted Operating Income	$13,091	$16,268	$48,016	$39,715
Inventory Adjustments:
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	15,469	33,490	5,855	12,644
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	(6,039)	—	(6,039)	—
Change in FIFO cost basis of base operating inventory volumes	21,494	9,723	27,212	8,302
Lower of cost or market write-downs on base operating inventory volumes	(128)	(12,412)	(2,461)	(12,412)
Other Items:
Depreciation and amortization	(5,738)	(4,851)	(17,207)	(13,400)
Lower of cost or market write-downs on product linefill and tank bottom volumes	(11)	(633)	(60)	(633)
Dividend income	—	—	(6)	(374)

Operating income	38,138	41,585	55,310	33,842
Other expense, net	(7,518)	(5,483)	(22,968)	(10,488)

Earnings Before Income Taxes	$30,620	$36,102	$32,342	$23,354

Supplement C

TRANSMONTAIGNE INC. AND SUBSIDIARIES
Quarterly Adjusted Operating Income by Fiscal Year

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ending June 30, 2004
Terminals, pipelines, and tugs and barges:
Historical facilities	$11,133	$10,852	$8,856	—	$30,841
Coastal fuels assets	3,562	4,313	4,200	—	12,075
Product supply, distribution and marketing:
Light oils and other	9,361	12,147	5,962	—	27,470
Heavy oils	1,441	3,425	5,416	—	10,282

Adjusted net operating margins	25,497	30,737	24,434	—	80,668
Dividend income	6	—	—	—	6
Selling, general and administrative	(10,371)	(10,944)	(11,343)	—	(32,658)

Adjusted Operating Income	$15,132	$19,793	$13,091	—	$48,016

Fiscal Year Ended June 30, 2003
Terminals, pipelines, and tugs and barges:
Historical facilities	$10,928	$10,745	$10,874	$9,837	$42,384
Coastal fuels assets	—	—	1,676	3,732	5,408
Product supply, distribution and marketing:
Light oils and other	7,612	13,343	11,669	16,391	49,015
Heavy oils	—	—	2,489	3,810	6,299

Adjusted net operating margins	18,540	24,088	26,708	33,770	103,106
Dividend income	374	—	—	—	374
Selling, general and administrative	(9,331)	(8,775)	(10,440)	(11,945)	(40,491)
Corporate relocation	(1,084)	(365)	—	—	(1,449)

Adjusted Operating Income	$8,499	$14,948	$16,268	$21,825	$61,540

Fiscal Year Ended June 30, 2002
Terminals, pipelines, and tugs and barges:
Historical facilities	$8,341	$8,513	$9,596	$9,268	$35,718
Product supply, distribution and marketing:
Light oils and other	27,599	13,729	20,106	7,313	68,747

Adjusted net operating margins	35,940	22,242	29,702	16,581	104,465
Dividend income and equity earnings	1,349	108	(7)	—	1,450
Selling, general and administrative	(8,465)	(8,185)	(8,955)	(9,606)	(35,211)
Corporate relocation	—	—	(315)	(6,001)	(6,316)

Adjusted Operating Income	$28,824	$14,165	$20,425	$974	$64,388

TRANSMONTAIGNE INC. AND SUBSIDIARIES
Adjusted Operating Income Reconciled to Net Earnings (Loss)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ending June 30, 2004
Adjusted Operating Income	$15,132	$19,793	$13,091	—	$48,016
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	5,855	3,067	15,469	—	5,855
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	(3,067)	(15,469)	(6,039)	—	(6,039)
Change in FIFO cost basis of base operating inventory volumes	214	5,504	21,494	—	27,212
Lower of cost or market write-downs on base operating inventory volumes	(2,062)	(271)	(128)	—	(2,461)
Depreciation and amortization	(5,537)	(5,932)	(5,738)	—	(17,207)
Lower of cost or market write-downs on product linefill and tank bottom volumes	(32)	(17)	(11)	—	(60)
Interest expense, net	(6,396)	(6,623)	(6,697)	—	(19,716)
Loss on disposition of assets	—	(805)	—	—	(805)
Other financing costs, net	(813)	(819)	(821)	—	(2,453)
Income tax (expense) benefit	(1,318)	629	(12,248)	—	(12,937)

Net Earnings (Loss)	$1,976	$(943)	$18,372	—	$19,405

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ended June 30, 2003
Adjusted Operating Income	$8,499	$14,948	$16,268	$21,825	$61,540
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	—	12,644	33,490	—	12,644
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	—	(33,490)	—	(5,855)	(5,855)
Change in FIFO cost basis of base operating inventory volumes	—	(1,421)	9,723	(7,887)	415
Lower of cost or market write-downs on base operating inventory volumes	—	—	(12,412)	(23)	(12,435)
Depreciation and amortization	(4,256)	(4,293)	(4,851)	(5,971)	(19,371)
Lower of cost or market write-downs on product linefill and tank bottom volumes	—	—	(633)	—	(633)
Interest expense, net	(3,224)	(2,967)	(3,759)	(4,469)	(14,419)
Other financing income (costs), net	(154)	966	(1,725)	(4,363)	(5,276)
Income tax benefit (expense)	(329)	5,173	(13,722)	368	(8,510)
Cumulative effect adjustment	—	(1,297)	—	—	(1,297)

Net Earnings (Loss)	$536	$(9,737)	$22,379	$(6,375)	$6,803

Fiscal Year Ended June 30, 2002
Adjusted Operating Income	$28,824	$14,165	$20,425	$974	$64,388
Lower of cost or market write-downs on product linefill and tank bottom volumes	(849)	(12,114)	—	—	(12,963)
Gain (loss) on disposition of assets, net	(1,295)	—	—	1,282	(13)
Depreciation and amortization	(4,282)	(4,024)	(4,143)	(4,107)	(16,556)
Interest expense, net	(2,789)	(2,757)	(3,577)	(2,714)	(11,837)
Other financing income (costs), net	(4,076)	(11)	1,384	(6,293)	(8,996)
Income tax benefit (expense)	(5,902)	1,801	(5,354)	3,990	(5,465)

Net Earnings (Loss)	$9,631	$(2,940)	$8,735	$(6,868)	$8,558

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TransMontaigne Announces Results For The Three and Nine Months Ended March 31, 2004 and Schedules Conference Call